Exhibit 99.1

Vaxart Provides Business Update and Reports Second Quarter 2026 Financial Results

Reported topline data from 400-person sentinel cohort of the Phase 2b COVID-19 trial; Topline data from 400-person sentinel safety cohort and approximately 5,000 participants in main cohort anticipated in first half of 2027

Cash, cash equivalents, and investments of $64.0 million as of June 30, 2026; Runway into second quarter of 2027

Live stockholder fireside chat scheduled for August 7, 2026 at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., August 6, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart" or the "Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced its business update and financial results for the second quarter of 2026.

"The topline results from our 400-person sentinel cohort represent an important clinical milestone for Vaxart, demonstrating the safety of our oral pill vaccine head-to-head against an approved mRNA comparator,” said Steven Lo, Chief Executive Officer of Vaxart. “This initial dataset is encouraging and provides strong validation for the safety of our platform. We are now looking forward to sharing topline efficacy and safety data from the approximately 5,000 participants in the main study cohort in the first half of 2027."

Recent Business Highlights

COVID-19 Program Update

●

In July 2026, Vaxart announced topline data from the 400-participant sentinel safety cohort of its Phase 2b clinical trial evaluating the Company’s oral pill COVID-19 vaccine candidate against an approved mRNA vaccine comparator. The primary endpoint in the sentinel cohort was safety, and key findings include:

o	No vaccine-related serious adverse events (SAEs) or sustained Grade 3 or higher AEs were reported in either the oral pill vaccine or mRNA arms of the trial.

o

The most common AEs reported in participants receiving the oral pill vaccine were malaise/fatigue and headache, while participants receiving the mRNA vaccine reported injection site pain and tenderness, malaise/fatigue, headache, and myalgia/muscle pain as the most common AEs.

●

The Company expects to release topline efficacy and safety data from the complete study, comprising the 400 participants in the sentinel safety cohort and approximately 5,000 participants in the main cohort, in the first half of 2027.

BARDA COVID-19 Contract Update

●

In June 2026, Vaxart announced a new contract modification to release additional funding from BARDA, through a contract with Advanced Technology International (“ATI”). The additional funding supports continuation of the Phase 2b COVID-19 study of our oral pill vaccine candidate and advances the next phase of data analysis.

●	Following the modification, the total amount of authorized funding for the complete study is $344.8 million.

Financial Results for the Second Quarter Ended June 30, 2026

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Cash, cash equivalents, and short-term investments totaled $64.0 million as of June 30, 2026. Vaxart currently anticipates cash runway into the second quarter of 2027. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the second quarter of 2026 was $27.2 million, compared to $39.7 million for the second quarter of 2025. Revenue in the second quarter of 2026 and the second quarter of 2025 was primarily from government contracts related to the BARDA contract awarded in June 2024, with second quarter 2026 also including revenue recognized of $2.9 million from the Dynavax license and collaboration agreement signed in November 2025.

●

Research and development expenses were $33.7 million for the second quarter of 2026, compared to $49.7 million for the second quarter of 2025. The net decrease is primarily due to a decrease in clinical trial expenses related to Vaxart’s COVID-19 vaccine candidate, personnel costs, facilities cost, and preclinical and manufacturing costs.

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General and administrative expenses were $6.6 million for the second quarter of 2026, compared to $4.6 million for the second quarter of 2025. The net increase is primarily due to an increase in professional and legal fees partially offset by a decrease in personnel costs.

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Vaxart reported a net loss of ($13.5) million for the second quarter of 2026, compared to a net loss of ($15.0) million for the second quarter of 2025. Net loss per share for the second quarter of 2026 was ($0.06), compared to a net loss per share of ($0.07) for the second quarter of 2025.

Stockholder Fireside Chat
Vaxart will host a live stockholder fireside chat to answer frequently asked stockholder questions on Friday, August 7, 2026 at 4:30 p.m. ET.

A live webcast of the fireside chat will be available in the Investor section on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” "target," "seek," "intend," "may," "predict," "project," "would," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to raise capital pursuant to the purchase agreement with LPC; Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; Vaxart’s expectations with respect to the effectiveness of its product candidates; expectations regarding collaborations, including the Dynavax collaboration; and Vaxart’s cash runway and anticipated funding needs. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which Vaxart operates as well as management’s current beliefs and assumptions. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this press release. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contact
Vaxart Media and Investor Relations:
FINN Partners
ir@vaxart.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2026	2025
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$50,929	$53,814
Short-term investments	13,047	9,993
Accounts receivable	11	14,564
Unbilled receivable from government contracts	46,981	36,781
Prepaid expenses and other assets	6,295	21,510
Property and equipment, net	5,505	5,433
Prepaid clinical services, long-term	25,218	25,218
Right-of-use assets, net	10,230	11,432
Intangible assets, net	2,461	2,826
Goodwill	4,508	4,508
Total assets	$165,185	$186,079

Liabilities and stockholders’ equity
Accounts payable	$16,972	$21,496
Deferred government revenue	62	68
Deferred collaboration revenue	9,242	14,976
Accrued and other liabilities	44,000	48,696
Operating lease liability	7,807	8,985
Liability related to sale of future royalties	4,731	4,060
Total liabilities	82,814	98,281
Stockholders’ equity	82,371	87,798
Total liabilities and stockholders’ equity	$165,185	$186,079

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2025, included on the Form 10-K filed with the Securities and Exchange Commission on March 13, 2026.

Vaxart, Inc.

 Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	( in thousands, except share and per share amounts )

Revenue	$27,185	$39,730	$66,413	$60,606
Operating expenses:
Research and development	33,754	49,735	63,167	80,479
General and administrative	6,603	4,598	11,244	9,665
Total operating expenses	40,357	54,333	74,411	90,144
Operating loss	(13,172)	(14,603)	(7,998)	(29,538)
Other expense, net	(293)	(363)	(259)	(924)
Loss before income taxes	(13,465)	(14,966)	(8,257)	(30,462)
Provision for income taxes	29	20	58	115
Net loss	$(13,494)	$(14,986)	$(8,315)	$(30,577)
Net loss per share, basic and diluted	$(0.06)	$(0.07)	$(0.03)	$(0.13)
Shares used in computing net loss per share, basic and diluted	242,165,410	228,367,812	241,407,592	228,145,724